CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 21, 2025, relating to the financial statements and financial highlights of Payson Total Return Fund, a series of Forum Funds, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 21, 2025